Exhibit 3.5

CERTIFICATE OF AMENDMENT

OF CERTIFICATE OF INCORPORATION

OF

INSTALLED BUILDING PRODUCTS, INC.

INSTALLED BUILDING PRODUCTS, INC. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

RESOLVED, that Section 1 of ARTICLE FOURTH of the Certificate of Incorporation of INSTALLED BUILDING PRODUCTS, INC., shall be amended and restated to read in its entirety as follows:

“Section 1. The aggregate number of shares of capital stock that the Corporation is authorized to issue is (1) 100,000,000, $0.01 par value per share (the “Common Stock”); and (2) 5,001,000 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), 1,000 of which are designated as Series A Preferred Stock. The shares of Common Stock and the shares of Series A Preferred Stock are referred to herein as the “Stock”.”

RESOLVED, that the following new Section 6 shall be added to ARTICLE FOURTH of the Certificate of Incorporation of INSTALLED BUILDING PRODUCTS, INC., to read in its entirety as follows:

“Section 6. Preferred Stock.

Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of Preferred Stock in one or more series and in connection therewith to fix by resolution providing for the issue of any such series, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such series, including, without limitation, rights of redemption or conversion into Common Stock, to the fullest extent now or hereafter permitted by the DGCL. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(i)	the designation of the series, which may be by distinguishing number, letter or title;

(ii)	the number of shares of the series, which number the Board of Directors may thereafter increase or decrease (but not below the number of shares thereof then outstanding);

(iii)	whether dividends, if any, shall be cumulative or noncumulative and the dividend rate of the series;

(iv)	dates at which dividends, if any, shall be payable;

(v)	the redemption rights and price or prices, if any, for shares of the series;

(vi)	the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

(vii)	the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation; whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other entity, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;

(viii)	restrictions on the issuance of shares of the same series or of any other class or series;

(ix)	the voting rights, if any, of the holders of shares of the series; and

(x)	such other powers, privileges, preferences and rights, and qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.”

SECOND: That upon filing of this Certificate of Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), each then-outstanding share of Common Stock (“Old Common Stock”) shall be automatically converted into 19.5 validly issued, fully paid and non-assessable shares of Common Stock without any further action by the Corporation or the holder of such shares of Old Common Stock (the “Common Stock Split”). Each stock certificate representing shares of Old Common Stock shall thereafter represent a number of shares of Common Stock equal to the same number of shares of Old Common Stock previously represented by such stock certificate, multiplied by 19.5 and rounded down to the nearest whole number; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of whole shares of Common Stock to which such person is entitled as a result of the Common Stock Split based on the aggregate number of shares of Old Common Stock held by such person. No fractional interest in a share of Common Stock shall be deliverable upon the Common Stock Split. Stockholders who otherwise would have been entitled to receive any fractional interest in a share of Common Stock, in lieu of receipt of such fractional interest, shall be entitled to receive from the Corporation an amount in cash equal to the fair value of such fractional interest as of the Effective Time. All share numbers, dollar amounts and other provisions set forth herein give effect to the Common Stock Split.

THIRD: That in lieu of a meeting and vote of stockholders, the stockholders have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

FOURTH: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, said INSTALLED BUILDING PRODUCTS, INC. has caused this certificate to be duly executed this 10th day of February, 2014.

INSTALLED BUILDING PRODUCTS, INC.

By:	/s/ Jeffrey W. Edwards
Name:	Jeffrey W. Edwards
Title:	President and CEO